CURTISS-WRIGHT CORPORATION
SAVINGS AND INVESTMENT PLAN
As Amended and Restated effective January 1, 2010

FOURTH INSTRUMENT OF AMENDMENT

Recitals:

1.

Curtiss-Wright Corporation (the “Company”) has heretofore adopted the Curtiss-Wright Corporation Savings and Investment Plan (the “Plan”) and has caused the Plan to be amended and restated in its entirety effective as of January 1, 2010.

2.	Subsequent to the most recent amendment and restatement of the Plan, the Company has decided to amend the Plan for the following reasons:

	a.	To provide for the merger of the ACRA Control, Inc. 401(k) Plan into the Plan effective April 1, 2012.

b.

To provide that all Members whose employment with the Company terminates on or after August 10, 2012, may elect to have their vested accrued benefits, if any, distributed in installments instead of a lump sum if they are age 55 or over when their employment terminates;

c.

To specify effective September 1, 2012, that the Administrative Committee may authorize an eligible investment advice arrangement for Members who choose to enroll therein, the fees for which may be charged against each such Member’s Plan Accounts; and

3.	Section 12.01(a) of the Plan permits the Company to amend the Plan at any time and from time to time.

4.	Section 12.01(b) authorizes the Administrative Committee to adopt Plan amendments on behalf of the Company under certain circumstances.

Amendments to the Plan:

1.	Effective August 10, 2012, Section 9.02 is amended in its entirety to read as follows:

	9.02	Form of Distribution

		(a)	Except as provided in paragraph (b) below, distribution of the Vested Portion of a Member’s Accounts shall be made to the Member (or to his Beneficiary, in the event of death) in a cash lump sum.

		(b)	The following rules shall apply if a Member’s employment with the Employer and all Affiliated Employers terminates on or after August

10, 2012, and such Member is age 55 or over on his employment termination date (a “Senior Member”):

(i)	A Senior Member may elect to have the Vested Portion of his Accounts distributed in accordance with one of the following options:

	(A)	A cash lump sum payment.

(B)

Monthly or annual installments, the number or dollar amount of which is determined by the Senior Member prior to the date as of which distribution commences. Installments will begin as soon as practicable after the request is received from the Senior Member and approved by the Plan Administrator. Each subsequent annual installment will be processed as soon as practicable on or after each anniversary of the first payment. Monthly installments shall be processed as soon as practicable on or after the 15th day of each calendar month. All payments under this option will be made in cash.

A Senior Member who elects to receive monthly or annual installments pursuant to this paragraph (b)(i)(B) may cancel or change such election at any time.

If a Senior Member receiving installments payments is rehired by an Employer, any remaining installment payments will cease upon his reemployment. Upon his subsequent termination of employment, such Senior Member shall make a new election regarding the manner in which the remaining Vested Portion of his Accounts shall be distributed at that time.

In no event shall the total amount paid as installments in a calendar year be less than the amount required under Section 401(a)(9) of the Code and regulations issued thereunder, as described in Section 9.07.

(ii)

If the total value of a Senior Member’s Accounts exceeds $1,000 and the designated Beneficiary is the surviving spouse of the Senior Member, the surviving spouse may elect a total distribution or may elect to leave his Accounts in the Plan. If the surviving spouse elects to leave his Accounts in the Plan, he shall be treated as a Senior Member and the investment and payment options which are available to a Senior Member shall be available to the surviving spouse.

2.	Effective September 1, 2012, Section 4.08 is added to read as follows:

	4.08	Investment Advice Arrangement

The Administrative Committee may authorize that the Plan provide Members with a discretionary eligible investment advice arrangement, within the meaning of and in accordance with Section 408(g) of ERISA and Section 4975(f)(8) of the Code, the fees for which may be charged against the Accounts of each Member who elects to enroll in such arrangement.

3.

The ACRA Control, Inc. 401(k) Plan (the “ACRA Control Plan”) shall be and hereby is merged into the Plan effective April 1, 2012, with the surviving plan being the Plan. Accounts transferred to the Plan from the ACRA Control Plan shall initially be invested in the Investment Fund designated by the Administrative Committee, which shall be the Fidelity Freedom Fund selected on the basis of the Member’s age. Any Member may thereafter change the investment of his Accounts, including the transferred amounts, in accordance with the Plan’s provisions relating to the investment of Members’ Accounts.

Except to the extent amended by this Instrument of Amendment, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, this amendment has been executed on this ______ day of _______________, 2012.

Curtiss-Wright Corporation
Administrative Committee

By:

Date: